Exhibit 99.1

Edify Acquisition Corp. Announces Pricing of Upsized $240,000,000 Initial Public Offering

NEW YORK, Jan. 14, 2021 /PRNewswire/ -- Edify Acquisition Corp. (the "Company") announced today the pricing of its upsized initial public offering ("IPO") of 24,000,000 units at a price of $10.00 per unit. The Company is a special-purpose acquisition company with a focus on the education, education technology, workforce development, and human capital management industries.

Former Vice Chairwoman of BMO Capital Markets Susan Wolford serves as Chairwoman and Colbeck Capital Management, LLC Partner and Managing Director Peter Ma serves as Chief Executive Officer. Wolford and Ma are joined by board members including Rose Else-Mitchell (President of Education Solutions at Scholastic) and Ronald Schlosser (former Executive Chairman at McGraw-Hill Education).

The units will be listed on the Nasdaq Capital Market "Nasdaq") and trade under the ticker symbol "EACPU" beginning on January 15, 2021. Each unit consists of one share of the Company's Class A common stock and half of one redeemable warrant, with each whole warrant entitling the holder thereof to purchase one share of the Company's Class A common stock at an exercise price of $11.50 per share. Once the securities comprising the units begin separate trading, the shares of Class A common stock and warrants are expected to be listed on Nasdaq under the symbols "EAC" and "EACPW," respectively.

BMO Capital Markets Corp. and B. Riley Securities, Inc. are acting as joint bookrunning managers for the proposed offering. The Company has granted the underwriters a 45-day option to purchase up to an additional 3,600,000 units at the IPO price.

The offering is being made only by means of a prospectus. Copies of the prospectus may be obtained from BMO Capital Markets Corp., attention: Equity Syndicate Department, 3 Times Square, 25th Floor, New York, New York 10036, by telephone at 800-414-3627 or by email at BMOProspectus@bmo.com; or B. Riley Securities, Inc. at 1300 17th Street N., Suite 1400, Attn: Syndicate Prospectus Department, Arlington, Virginia 22209, by telephone at (800) 846-5050 or by email at prospectuses@brileyfin.com.

A registration statement relating to these securities was declared effective by the U.S. Securities and Exchange Commission (the "SEC") on January 14, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Edify Acquisition Corp.

Edify Acquisition Corporation was formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. The Company intends to focus its search for a target business in the education, education technology, workforce development, and human capital management industries.

Forward Looking Statements

This press release contains statements that constitute "forward-looking statements," including with respect to the IPO. No assurance can be given that the offering discussed above will be completed on the terms described, or at all. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company's registration statement and preliminary prospectus for the Company's offering filed with the SEC. Copies are available on the SEC's website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contacts

Peter Ma
Email: media@edifyacq.com
Phone: (212) 603-2813

SOURCE Edify Acquisition Corp.